CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$4,000,000	$402.80

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated February 29, 2016 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-190038 $4,000,000 Barclays Bank PLC Trigger Callable Yield Notes

Linked to the least performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index due March 6, 2018

Investment Description

Trigger Callable Yield Notes (the “Notes”) are unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the “Issuer”) linked to the least performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index (each an “Index” and together the “Indices”). On a quarterly basis, unless the Notes have been previously called, the Issuer will pay you a coupon (the “Quarterly Coupon”) on each Coupon Payment Date regardless of the performance of any Index. The Issuer may, at its election, call the Notes on any Optional Call Notice Date (quarterly, beginning on February 28, 2017), regardless of the Closing Level of any Index on that Optional Call Notice Date. If the Issuer elects to call the Notes prior to maturity, the Issuer will repay the principal amount of your Notes plus pay the Quarterly Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes. If the Issuer does not elect to call the Notes prior to maturity and the Closing Level of each Index on the Final Valuation Date (the “Final Index Level”) is greater than or equal to its specified Trigger Level, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the final Quarterly Coupon. However, if the Final Index Level of any Index is less than its Trigger Level, at maturity, you will receive the final Quarterly Coupon, but your principal amount will be exposed to the full decline in the Index with the lowest Index Return (the “Least Performing Index”) and the Issuer will repay less than the full principal amount of the Notes at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Index Return of the Least Performing Index. Investing in the Notes involves significant risks. You may lose some or all of your principal amount. You will be exposed to the market risk of each Index on the Final Valuation Date and any decline in the level of one Index may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Indices. The contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to the Quarterly Coupons paid on the Notes until maturity or earlier call, and you will not participate in any appreciation of any Index. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-3 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus addendum.

Features	Key Dates

❑ Quarterly Coupon: Unless the Notes have been previously called, the Issuer will pay you a Quarterly Coupon on each Coupon Payment Date regardless of the performance of any Index. In exchange for the opportunity to receive the Quarterly Coupon payments, you are accepting the risk of losing some or all of your principal amount and the credit risk of the Barclays Bank PLC for all payments under the Notes.

❑ Issuer Call: The Issuer may, at its election and upon written notice to the trustee, call the Notes on any Optional Call Notice Date (quarterly, beginning on February 28, 2017), regardless of the Closing Level of any Index on that Optional Call Notice Date. If the Notes are called, the Issuer will repay the principal amount of your Notes plus pay the Quarterly Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.

❑ Contingent Repayment of Principal at Maturity: If the Notes are not called and the Final Index Level of each Index is greater than or equal to its Trigger Level, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the final Quarterly Coupon. However, if the Final Index Level of any Index is less than its Trigger Level, at maturity, the Issuer will pay the final Quarterly Coupon, but will repay less than your principal amount, if anything, resulting in a loss of your principal amount that will be proportionate to the negative Index Return of the Least Performing Index. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

	Trade Date:	February 29, 2016
	Settlement Date:	March 3, 2016
	Optional Call Notice Dates:	Quarterly, commencing February 28, 2017 (see page PS-5)
	Final Valuation Date[1]:	March 1, 2018
	Maturity Date[1]:	March 6, 2018
[1] Subject to postponement in the event of a market disruption event as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement and “Supplemental Terms of the Notes” in this pricing supplement. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days for all of the Indices due to the occurrence or continuance of a market disruption event on such date.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE LEAST PERFORMING INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT, “RISK FACTORS” BEGINNING ON PAGE S-6 OF THE PROSPECTUS SUPPLEMENT, “RISK FACTORS” BEGINNING ON PAGE PA-1 OF THE PROSPECTUS ADDENDUM AND “RISK FACTORS” BEGINNING ON PAGE IS-2 OF THE INDEX SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

BY ACQUIRING THE NOTES, YOU ACKNOWLEDGE, AGREE TO BE BOUND BY AND CONSENT TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER. SEE “CONSENT TO BAIL-IN POWER” ON PAGE PS-3 OF THIS PRICING SUPPLEMENT.

Note Offering

We are offering Trigger Callable Yield Notes linked to the least performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index. The Initial Index Level of each Index is the Closing Level of that Index on the Trade Date. The Notes are offered at a minimum investment of 100 Notes at $10.00 per Note (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Index	Coupon Rate	Initial Index Level	Trigger Level*	CUSIP/ ISIN
EURO STOXX 50® Index (SX5E)	8.00% per annum	2,945.75	1,914.74, which is 65.00% of the Initial Index Level	06744K848 / US06744K8484
Russell 2000® Index (RTY)		1,033.901	672.036, which is 65.00% of the Initial Index Level
S&P 500® Index (SPX)		1,932.23	1,255.95, which is 65.00% of the Initial Index Level

* Rounded to two decimal places for the EURO STOXX 50® Index and the S&P 500® Index and rounded to three decimal places for the Russell 2000® Index

See “Additional Information about Barclays Bank PLC and the Notes” on page PS-2 of this pricing supplement. The Notes will have the terms specified in the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015, the index supplement dated July 19, 2013 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any of the Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Note	$10.00	$0.10	$9.90
Total	$4,000,000	$40,000	$3,960,000

1 Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is $9.783 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, the prospectus addendum and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms discussed in this pricing supplement differ from those in the prospectus, prospectus supplement, prospectus addendum or index supplement, the terms discussed herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

♦	Prospectus supplement dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

♦	Prospectus addendum dated February 3, 2015: http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

♦	Index supplement dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Notes” refers to the Trigger Callable Yield Notes that are offered hereby, unless the context otherwise requires.

Supplemental Terms of the Notes

The “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” section of the accompanying prospectus supplement defines scheduled trading day with respect to each Index and describes the circumstances under which the Calculation Agent may determine that there is a market disruption event with respect to each Index. If the Calculation Agent determines that the Final Valuation Date is not a scheduled trading day for any Index or a market disruption event occurs or is continuing on the Final Valuation Date with respect to any Index, the Final Valuation Date will be postponed to the earlier of (i) the fifth scheduled trading day for each Index after the originally scheduled Final Valuation Date (or, if such fifth scheduled trading day is not the same day for all of the Indices, the later such fifth scheduled trading day) (such fifth scheduled trading day (or later fifth scheduled trading, as the case may be), the “latest possible Final Valuation Date”) and (ii) the earliest date that is a scheduled trading day with respect to each Index on which the Calculation Agent determines that a market disruption event does not occur and is not continuing with respect to any Index. If the Final Valuation Date is postponed to the latest possible Final Valuation Date and the Calculation Agent determines that such latest possible Final Valuation Date is not a scheduled trading day with respect to any Index or that a market disruption event with respect to any Index has occurred and is continuing on such latest possible Final Valuation Date, then the Closing Level of that Index will be the Calculation Agent’s estimate, made in good faith and in a commercially reasonable manner, of the Closing Level of that Index that would have prevailed on such latest possible Final Valuation Date if such date were a scheduled trading day on which no market disruption event had occurred and was continuing with respect to that Index.

PS-2

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately three months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-7 of this pricing supplement.

Consent to U.K. Bail-in Power

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Key Risks—You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority” in this pricing supplement and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

PS-3

Investor Suitability

The Notes may be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire principal amount.

♦   You can tolerate a loss of all or a substantial portion of your principal amount and are willing to make an investment that may have the full downside market risk of an investment in the Least Performing Index.

♦   You are willing to accept the individual market risk of each Index on the Final Valuation Date and understand that any decline in the level of one Index will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Indices.

♦   You believe the Final Index Level of each Index is not likely to be less than its Trigger Level and, if the Final Index Level of any Index is less than its Trigger Level, you can tolerate a loss of all or a substantial portion of your principal amount.

♦   You understand and accept that you will not participate in any appreciation of any Index, which may be significant, and that your return potential on the Notes is limited to the Quarterly Coupons paid on the Notes until maturity or earlier call.

♦   You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Indices.

♦   You are willing and able to hold the Notes that the Issuer may elect to call on any Optional Call Notice Date (quarterly, beginning on February 28, 2017), and you are otherwise willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦   You are willing to forgo any dividends paid on the securities composing the Indices.

♦   You understand and accept the risks associated with each Index.

♦   You are willing to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦   You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire principal amount.

♦   You require an investment designed to provide a full return of principal at maturity, you cannot tolerate a loss of all or a substantial portion of your principal amount or you are not willing to make an investment that may have the full downside market risk of an investment in the Least Performing Index.

♦   You are unwilling to accept the individual market risk of each Index on the Final Valuation Date or do not understand that any decline in the level of one Index will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Indices.

♦   You believe the Final Index Level of any Index is likely to be less than its Trigger Level, which could result in a total loss of your principal amount.

♦   You seek an investment that participates in the full appreciation in the level of one or more of the Indices and whose return is not limited to the Quarterly Coupons paid on the Notes until maturity or earlier call.

♦   You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Indices.

♦   You are unable or unwilling to hold the Notes that the Issuer may elect to call on any Optional Call Notice Date (quarterly, beginning on February 28, 2017), or you are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦   You prefer to receive any dividends paid on the securities composing the Indices.

♦   You do not understand or accept the risks associated with each Index.

♦   You are not willing to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-7 of this pricing supplement, the “Risk Factors” beginning on page S-6 of the prospectus supplement, the “Risk Factors” beginning on page PA-1 of the prospectus addendum and the “Risk Factors” beginning on page IS-2 of the index supplement for risks related to an investment in the Notes. For more information about the Indices, please see the sections titled “EURO STOXX 50® Index,” “Russell 2000® Index” and “S&P 500® Index” below.

PS-4

Final Terms[1]
Issuer:	Barclays Bank PLC
Issue Price:	$10.00 per Note
Principal Amount:	$10.00 per Note (subject to minimum investment of 100 Notes)
Term:	Approximately two years, unless called earlier at the election of the Issuer
Reference Asset[2]:	The EURO STOXX 50® Index (Bloomberg ticker symbol “SX5E<Index>”), the Russell 2000® Index (Bloomberg ticker symbol “RTY<Index>”) and the S&P 500® Index (Bloomberg ticker symbol “SPX<Index>”) (each an “Index” and together the “Indices”)
Issuer Call:	The Issuer may elect to call the Notes on any Optional Call Notice Date (quarterly, beginning on February 28, 2017), regardless of the Closing Level of any Index on that Optional Call Notice Date. If the Notes are called, the Issuer will repay the principal amount of your Notes plus pay the Quarterly Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.
Optional Call Notice Dates:	February 28, 2017, May 30, 2017, August 29, 2017 and November 29, 2017
Call Settlement Dates:	March 3, 2017, June 2, 2017, September 1, 2017 and December 4, 2017 (which are the Coupon Payment Dates immediately following the Optional Call Notice Dates)
Coupon Payment Dates:	June 3, 2016, September 1, 2016, December 2, 2016, March 3, 2017, June 2, 2017, September 1, 2017, December 4, 2017 and the Maturity Date
Quarterly Coupon:

The Quarterly Coupon is a fixed amount payable quarterly based on the per annum Coupon Rate, regardless of the performance of any Index, subject to an earlier call at the discretion of the Issuer.

The Coupon Rate is 8.00% per annum. Accordingly, the Quarterly Coupon payable on each Coupon Payment Date is equal to $0.20 per Note.

Payment at Maturity (per Note):

If the Issuer does not elect to call the Notes and the Final Index Level of each Index is greater than or equal to its Trigger Level, the Issuer will pay you a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Note plus the final Quarterly Coupon.

If the Issuer does not elect to call the Notes and the Final Index Level of any Index is less than its Trigger Level, on the Maturity Date, the Issuer will pay you the final Quarterly Coupon, but will repay less than the principal amount, resulting in a loss of principal that is proportionate to the negative Index Return of the Least Performing Index. You will receive a cash payment on the Maturity Date per $10.00 principal amount Note equal to:

[$10.00 × (1 + Index Return of the Least Performing Index)] + final Quarterly Coupon

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the Least Performing Index declines, regardless of the performance of the other Indices. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Index Return:	With respect to each Index: Final Index Level – Initial Index Level Initial Index Level
Least Performing Index:	The Index with the lowest Index Return
Trigger Level:	With respect to each Index, a percentage of the Initial Index Level of that Index, as specified on the cover of this pricing supplement
Initial Index Level:	With respect to each Index, the Closing Level of that Index on the Trade Date, as specified on the cover of this pricing supplement
Final Index Level:	With respect to each Index, the Closing Level of that Index on the Final Valuation Date
Closing Level:	With respect to each Index, on any scheduled trading day, the closing level of that Index as published with respect to the regular weekday close of trading on that scheduled trading day as displayed on the applicable Bloomberg Professional® service (“Bloomberg”) page as set forth under “Reference Asset” above or any successor page on Bloomberg or any successor service, as applicable. Currently, whereas the Russell 2000® Index sponsor publishes the official closing level of the Russell 2000® Index to six decimal places, Bloomberg reports the closing level to fewer decimal places. As a result, the closing level of the Russell 2000® Index reported by Bloomberg may be lower or higher than the official closing level of the Russell 2000® Index published by the Russell 2000® Index sponsor. In certain circumstances, the Closing Level of an Index will be based on the alternate calculation of that Index described in “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.
Calculation Agent:	Barclays Bank PLC
[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	For a description of adjustments that may affect the Indices, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement.

PS-5

Investment Timeline

Trade Date:	The Closing Level of each Index (the Initial Index Level) is observed and the Trigger Level of each Index is determined.

Quarterly (callable by Issuer at its election beginning on February 28, 2017):

The Issuer will pay you the applicable Quarterly Coupon.

The Issuer may, at its election and upon written notice to the trustee, call the Notes on any Optional Call Notice Date (quarterly, beginning on February 28, 2017), regardless of the Closing Level of any Index on that Optional Call Notice Date. If the Issuer elects to call the Notes, the Issuer will repay the principal amount of your Notes plus pay the Quarterly Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.

Maturity Date:

The Final Index Level of each Index is determined as of the Final Valuation Date.

If the Issuer does not elect to call the Notes and the Final Index Level of each Index is greater than or equal to its Trigger Level, the Issuer will pay you a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Note plus the final Quarterly Coupon.

If the Issuer does not elect to call the Notes and the Final Index Level of any Index is less than its Trigger Level, on the maturity date, the Issuer will pay you the final Quarterly Coupon, but will repay less than the principal amount, resulting in a loss of principal that is proportionate to the negative Index Return of the Least Performing Index. You will receive a cash payment on the Maturity Date per $10.00 principal amount Note equal to:

[$10.00 × (1 + Index Return of the Least Performing Index)] + final Quarterly Coupon

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the Least Performing Index declines, regardless of the performance of the other Indices.

Investing in the Notes involves significant risks. You may lose some or all of your principal amount. You will be exposed to the market risk of each Index on the Final Valuation Date and any decline in the level of one Index may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Indices. The contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to any Quarterly Coupons paid on the Notes until maturity or earlier call, and you will not participate in any appreciation of any Index. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.

PS-6

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing in any or all of the Indices or the securities composing the Indices. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, prospectus addendum and index supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	You may lose some or all of your principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Notes at maturity. If the Issuer does not elect to call the Notes, at maturity, the Issuer will pay you the principal amount of your Notes only if the Final Index Level of each Index is greater than or equal to its Trigger Level and will make such payment only at maturity. If the Issuer does not elect to call the Notes and the Final Index Level of any Index is less than its Trigger Level, you will receive the final Quarterly Coupon, but you will be exposed to the full decline in the Least Performing Index and the Issuer will repay less than the full principal amount of the Notes at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Index Return of the Least Performing Index. Accordingly, you may lose some or all of your principal.

♦	If the Issuer does not elect to call the Notes, the payment at maturity, if any, is calculated based solely on the performance of the Least Performing Index — If the Issuer does not elect to call the Notes pursuant to the Call Feature, the payment at maturity (other than the final Quarterly Coupon), if any, will be linked solely to the performance of the Least Performing Index. As a result, in the event that the Final Index Level of the Least Performing Index is less than its Trigger Level, the Index Return of only the Least Performing Index will be used to determine the payment at maturity (other than the final Quarterly Coupon) on your Notes, and you will not benefit from the performance of the other Indices, even if the Final Index Level of any of the other Indices is greater than or equal to its Trigger Level or Initial Index Level.

♦	Contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your principal amount even if at that time the level of any or all of the Indices is greater than its Trigger Level.

♦	Your return potential on the Notes is limited to the Quarterly Coupons paid on the Notes, and you will not participate in any appreciation of any Index — Any positive return on the Notes is limited to the Quarterly Coupons that are paid on each Coupon Payment Date until maturity or earlier call, regardless of any appreciation of any Index. If the Notes are called at the election of the Issuer, you will not receive Quarterly Coupons or any other payment after the applicable Call Settlement Date. If the Notes are not called, you may be subject to the decline in the level of the Least Performing Index even though you cannot participate in any appreciation of any Index. As a result, the return on an investment in the Notes could be less than the return on a direct investment in any or all of the Indices or securities composing the Indices. Because the Notes could be called as early as approximately one year after the Trade Date, the total return on the Notes could be minimal.

♦	Because the Notes are linked to the Least Performing Index, you are exposed to greater risk of sustaining a significant loss on your investment at maturity than if the Notes were linked to fewer Indices — The risk that you will lose some or all of your principal amount at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Index or two Indices. With three Indices, it is more likely that the Closing Level of at least one Index will be less than its Trigger Level on the Final Valuation Date and therefore it is more likely that you will suffer a significant loss of your principal amount at maturity. In addition, the performance of the Indices may not be correlated or may be negatively correlated. The lower the correlation between two Indices, the greater the potential for one of those Indices to close below its Trigger Level on the Final Valuation Date, and with three Indices there is a greater potential that one pair of Indices will have low or negative correlation. See “Correlation of the Indices” below.

It is impossible to predict what the correlations between the Indices will be over the term of the Notes. The Indices represent different equity markets. The S&P 500® Index represents the large capitalization segment of the United States equity market, the Russell 2000® Index represents the small capitalization segment of the United States equity market and the EURO STOXX® 50 Index represents foreign equity markets in the Eurozone. These different equity markets may not perform similarly over the term of the Notes.

Although the correlation of the Indices' performance may change over the term of the Notes, the Coupon Rate is determined, in part, based on the correlations of the Indices' performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Coupon Rate is generally associated with lower correlation of the Indices, which reflects a greater potential for a loss of your principal amount at maturity. The correlations referenced in setting the terms of the Notes are calculated using our internal models and are not derived from the daily returns of the Indices over the period set forth under “Correlation of the Indices” below. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

♦	You are exposed to the market risk of each Index, with respect to the payment at maturity, if any — Any payment at maturity on the Notes (other than the final Quarterly Coupon) will be contingent upon the independent performance of each Index, which is different than if the payment at maturity were linked to a basket consisting of the Indices. Unlike an instrument with a payment at maturity linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, your principal amount will be exposed to the risks related to each Index. Poor performance by any Index as of the Final Valuation Date may negatively affect your payment at maturity and will not be offset or mitigated by any positive performance by the other Indices. If the Notes have not been called prior to maturity and the Final Index Level of any Index is less than its Trigger Level, your principal amount will be exposed to the full decline in the Least Performing Index. Accordingly, your principal amount is subject to the market risk of each Index.

♦	Call and reinvestment risk — The Issuer may, in its sole discretion, call the Notes on any Optional Call Notice Date (quarterly, beginning on February 28, 2017), regardless of the Closing Level of any Index on that Optional Call Notice Date. If the Issuer elects to call the Notes early, the holding period over which you would receive the per annum Coupon Rate could be as short as approximately one year. In the event the Issuer calls the Notes, there is no guarantee that you would be able to reinvest the proceeds at a comparable return and/or with a comparable Coupon Rate for a similar level of risk.

PS-7

It is more likely that the Issuer will call the Notes at its election prior to maturity to the extent that the Quarterly Coupons payable on the Notes are greater than the interest that would be payable on other instruments issued by the Issuer of comparable maturity, terms and credit rating trading in the market. The greater likelihood of the Issuer calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in an equivalent investment with a similar Coupon Rate. The Issuer is less likely to call the Notes prior to maturity when the Quarterly Coupons on the Notes are less than the interest that would be payable on other comparable instruments issued by the Issuer. Therefore, the Notes are more likely to remain outstanding when the Quarterly Coupons on the Notes are less than what would be payable on other comparable instruments.

♦	A higher Coupon Rate and/or a lower Trigger Level may reflect greater expected volatility of the Indices, which is generally associated with a greater risk of loss — Volatility is a measure of the degree of variation in the levels of the Indices over a period of time. The greater the expected volatilities of the Indices at the time the terms of the Notes are set, the greater the expectation is at that time that you may lose a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the Coupon Rate and the Trigger Level, are based, in part, on the expected volatilities of the Indices at the time the terms of the Notes are set, where higher expected volatilities will generally be reflected in a higher Coupon Rate and/or a lower Trigger Level as compared to otherwise comparable securities. Accordingly, a higher Coupon Rate as compared with similar securities will generally be indicative of a greater risk of loss while a relatively lower Trigger Level does not necessarily indicate that the Notes have a greater likelihood of returning your principal at maturity. You should be willing to accept the downside market risk of each Index and the potential loss of some or all of your principal at maturity.

♦	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this pricing supplement and the risk factors in the accompanying prospectus addendum for more information.

♦	Owning the Notes is not the same as owning the securities composing any or all of the Indices — The return on your Notes may not reflect the return you would realize if you actually owned the securities composing any or all of the Indices. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing any Index would have.

♦	Each Index reflects the price return of the securities composing that Index, not the total return — The return on the Notes is based on the performance of the Indices, which reflect changes in the market prices of the securities composing each Index. Each Index is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the applicable Index. Accordingly, the return on the Notes will not include such a total return feature.

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation as specified on the cover of this pricing supplement to the Agents in connection with the distribution of the Notes, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦	There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates

PS-8

of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and each Index.

♦	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of any Index will rise or fall. There can be no assurance that the level of any Index will not close below its Trigger Level on the Final Valuation Date. The level of each Index will be influenced by complex and interrelated political, economic, financial and other factors that affect that Index. You should be willing to accept the downside risks associated with equities in general and each Index in particular, and the risk of losing some or all of your principal amount.

♦	Potential Barclays Bank PLC impact on the levels of the Indices — Trading or transactions by Barclays Bank PLC or its affiliates in the securities composing the Indices and/or over-the-counter options, futures or other instruments with returns linked to the performance of any or all Indices or the securities composing the Indices, may adversely affect the level of any Index and, therefore, the market value of the Notes.

♦	The Notes are subject to small-capitalization companies risk with respect to the Russell 2000® Index — The Russell 2000® Index tracks companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore securities linked to the Russell 2000® Index may be more volatile than an investment linked to an index with component stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦	The Index Return for the EURO STOXX 50® Index will not be adjusted for changes in exchange rates relative to the U.S. dollar even though the securities composing the EURO STOXX 50® Index are traded in a foreign currency and the Notes are denominated in U.S. dollars — The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the securities composing the EURO STOXX 50® Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in any payment with respect to the Notes.

♦	Non-U.S. securities markets risks with respect to the EURO STOXX 50® Index — The equity securities composing the EURO STOXX 50® Index are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

♦	Many economic and market factors will impact the value of the Notes in the secondary market — Structured notes, including the Notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Notes and their value in the secondary market. Accordingly, in addition to the levels of the Indices on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Indices and the securities composing the Indices;

♦	correlation (or lack of correlation) of the Indices;

♦	the time to maturity of the Notes;

♦	the market prices of and dividend rates on the securities composing the Indices;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Notes;

♦	a variety of economic, financial, political, regulatory and judicial events;

♦	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities composing the EURO STOXX 50® Index trade; and

PS-9

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	The estimated value of your Notes is lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

♦	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

♦	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

♦	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 for further information.

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

♦	Tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of an Investment in the Notes?” on page PS-14 of this pricing supplement.

PS-10

Hypothetical Examples

The examples below illustrate the payment upon a call or at maturity for a $10.00 principal amount Note on a hypothetical offering of the Notes under various scenarios, with the assumptions as set forth below.* We cannot predict the Closing Level of any Index on any day during the term of the Notes, including on the Final Valuation Date. You should not take these examples as an indication or assurance of the expected performance of the Notes. Numbers in the examples below have been rounded for ease of analysis. The examples below do not take into account any tax consequences from investing in the Notes. In these examples, we refer to the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index as the “SX5E Index,” the “RTY Index” and the “SPX Index,” respectively.

Principal Amount:	$10.00
Term:	Approximately 2 years (unless called earlier)
Coupon Rate:	8.00% per annum (or 2.00% per quarter)
Quarterly Coupon:	$0.20 per quarter
Hypothetical Initial Index Level:	100.00 for the SX5E Index, 100.000 for the RTY Index and 100.00 for the SPX Index
Hypothetical Trigger Level:	65.00 for the SX5E Index, 65.000 for the RTY Index and 65.00 for the SPX Index (which, with respect to each Index, is 65.00% of the hypothetical Initial Index Level of that Index)
Optional Call Notice Dates:	Quarterly, beginning on February 28, 2017, as set forth under “Final Terms” in this pricing supplement.

*	Terms used for purposes of these hypothetical examples do not represent the actual Initial Index Levels or Trigger Levels. The hypothetical Initial Index Levels of 100.00 for the SX5E Index, 100.000 for the RTY Index and 100.00 for the SPX Index have been chosen for illustrative purposes only and do not represent the actual Initial Index Level for any Index. The actual Initial Index Level and Trigger Level of each Index are set forth on the cover of this pricing supplement. For historical data regarding the actual Closing Levels of the Indices, please see the historical information set forth under the sections titled “EURO STOXX 50® Index,” “Russell 2000® Index” and “S&P 500® Index” below.

The examples below are purely hypothetical. These examples are intended to illustrate (a) the effect of an Issuer-elected call, (b) how the value of the payment at maturity on the Notes will depend on whether the Final Index Level of any Index is less than its Trigger Level and (c) how the total return on the Notes may be less than the total return on a direct investment in any or all of the Indices in certain scenarios. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payments per $10.00 principal amount Note over the term of the Notes to the $10.00 initial issue price.

PS-11

Example 1 — Issuer Elects to Call the Notes on the First Optional Call Notice Date

Date	Payment (per Note)
First Optional Call Notice Date	Issuer elects to call the Notes on the first Optional Call Notice Date, which occurs approximately one year after the Trade Date. Issuer previously paid Quarterly Coupon of $0.20 on each of the first three Coupon Payment Dates that occur prior to the first Optional Call Notice Date. On the Call Settlement Date (which is the fourth Coupon Payment Date), Issuer repays principal plus pays Quarterly Coupon of $0.20.

Payment on Call Settlement Date:	$10.20 ($10.00 + $0.20)
Prior Quarterly Coupons:	$0.60 ($0.20 × 3)
Total:	$10.80
Total Return:	8.00%

On the first Optional Call Notice Date (which occurs approximately one year after the Trade Date), the Issuer elects to call the Notes. The Issuer will pay you on the Call Settlement Date $10.20 per $10.00 principal amount Note, which is equal to your principal amount plus the Quarterly Coupon due on the Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Notes.

In addition, the Issuer has previously paid the Quarterly Coupon of $0.20 on each of the first three Coupon Payment Dates that occur prior to the first Optional Call Notice Date. Accordingly, the Issuer will have paid a total of $10.80 per Note for a 8.00% total return on the Notes.

Example 2 — Notes Are NOT Called and the Final Index Level of Each Index Is At or Above Its Trigger Level

Date	Final Index Level	Payment (per Note)
Optional Call Notice Dates	N/A	Issuer does NOT elect to call the Notes on any of the Optional Call Notice Dates. Therefore, the Issuer pays the Quarterly Coupon of $0.20 on each of the first seven Coupon Payment Dates that occur prior to the Final Valuation Date.

Final Valuation Date	SX5E Index: 110.00 RTY Index: 80.000 SPX Index: 65.00	Notes NOT callable. Final Index Level of each Index at or above its Trigger Level; Issuer repays principal plus pays final Quarterly Coupon of $0.20 on Maturity Date.

Payment at Maturity:	$10.20 ($10.00 + $0.20)
Prior Quarterly Coupons:	$1.40 ($0.20 × 7)
Total:	$11.60
Total Return:	16.00%

In this example, the Issuer does not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Index Level of each Index is greater than or equal to its Trigger Level, the Issuer will pay you on the Maturity Date $10.20 per $10.00 principal amount Note, which is equal to your principal amount plus the final Quarterly Coupon.

In addition, the Issuer has previously paid the Quarterly Coupon of $0.20 on each of the first seven Coupon Payment Dates that occur prior to the Final Valuation Date. Accordingly, the Issuer will have paid a total of $11.60 per Note for a 16.00% total return on the Notes.

PS-12

Example 3 — Notes Are NOT Called and the Final Index Level of Any Index Is Below Its Trigger Level

Date	Final Index Level	Payment (per Note)
Optional Call Notice Dates	N/A	Issuer does NOT elect to call the Notes on any of the Optional Call Notice Dates. Therefore, the Issuer pays the Quarterly Coupon of $0.20 on each of the first seven Coupon Payment Dates that occur prior to the Final Valuation Date.

Final Valuation Date	SX5E Index: 45.00 RTY Index: 110.000 SPX Index: 80.00	Notes NOT callable. Final Index Level of SX5E Index below its Trigger Level. On the Maturity Date, the Issuer will pay the final Quarterly Coupon, but will repay less than the principal amount, resulting in a loss of principal proportionate to the decline of the Least Performing Index.

Payment at Maturity:	$4.70 ($4.50 + $0.20)
Prior Quarterly Coupons:	$1.40 ($0.20 × 7)
Total:	$6.10
Total Return:	-39.00%

In this example, the Issuer does not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Index Level of at least one Index is less than its Trigger Level on the Final Valuation Date, at maturity, the Issuer will pay the final Quarterly Coupon, but will repay less than the principal amount, resulting in a loss of principal proportionate to the decline of the Least Performing Index. The payment at maturity will be calculated as follows:

[$10.00 × (1 + Index Return of the Least Performing Index)] + final Quarterly Coupon

Step 1: Determine the Index Return of each Index:

Index Return of the SX5E Index:

Final Index Level – Initial Index Level	=	45.00 – 100.00	= -55.00%
Initial Index Level		100.00

Index Return of the RTY Index:

Final Index Level – Initial Index Level	=	110.000 – 100.000	= 10.00%
Initial Index Level		100.000

Index Return of the SPX Index:

Final Index Level – Initial Index Level	=	80.00 – 100.00	= -20.00%
Initial Index Level		100.00

Step 2: Determine the Least Performing Index. The SX5E Index is the Index with the lowest Index Return.

Step 3: Calculate the Payment at Maturity:

[$10.00 × (1 + Index Return of the Least Performing Index)] + final Quarterly Coupon

= [$10.00 × (1 + -55.00%)] + $0.20

= $4.50 + $0.20

= $4.70

In addition, the Issuer has previously paid the Quarterly Coupon of $0.20 on each of the first seven Coupon Payment Dates that occur prior to the Final Valuation Date. Accordingly, the Issuer will have paid a total of $6.10 per Note for a -39.00% total return on the Notes.

PS-13

What Are the Tax Consequences of an Investment in the Notes?

Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Notes. Our special tax counsel, Davis Polk & Wardwell LLP, believes that it is reasonable to treat a Note for U.S. federal income tax purposes as a put option (the “Put Option”) written by you to us with respect to the least performing Index, secured by a cash deposit equal to the initial issue price of the Notes (the “Deposit”), which will have an annual yield based on our cost of borrowing, as shown below. If this treatment is respected, only a portion of each Quarterly Coupon will be attributable to interest on the Deposit; the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”). By purchasing the Notes, you agree to treat the Notes for U.S. federal income tax purposes consistently with the treatment and allocation as described above. We will follow this approach in determining our information reporting responsibilities, if any.

Assuming the treatment and allocation described above are respected, (a) interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to the taxable disposition of the Notes (including upon early redemption or at maturity), and (b) assuming that you are an initial purchaser of Notes purchasing the Notes at the initial issue price for cash, you will recognize short-term capital gain in an amount equal to the total Put Premium received.

There are, however, other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt for the Notes, in which case the timing and character of your income or loss could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the Notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice. Purchasers who are not initial purchasers of Notes at the initial issue price should also consult their tax advisors with respect to the tax consequences of an investment in the Notes, including possible alternative treatments, as well as the allocation of the purchase price of the Notes between the Deposit and the Put Option.

You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement. The preceding discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Non-U.S. holders should note that, notwithstanding anything to the contrary in the section entitled “—Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement, recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the Notes.

Consistent with the position described above, below are the portions of each Quarterly Coupon that we intend, in determining our reporting responsibilities (if any), to treat as attributable to interest on the Deposit and to Put Premium:

Underliers	Coupon Rate per Annum	Interest on Deposit per Annum	Put Premium per Annum
EURO STOXX 50® Index (SX5E), Russell 2000® Index (RTY) and S&P 500® Index (SPX)	8.00%	1.29%	6.71%

PS-14

EURO STOXX 50® Index

The EURO STOXX 50® Index (the “SX5E Index”) is calculated, maintained and published by STOXX Limited, a company owned by Deutsche Börse AG and SIX Group AG. The SX5E Index provides a blue-chip representation of supersector leaders in the Eurozone. The Underlying Index represents supersector leaders in the Eurozone in terms of free-float market capitalization and covers 50 stocks from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. For more information about the SX5E Index, see “Non-Proprietary Indices—Equity Indices—EURO STOXX 50® Index” in the accompanying index supplement.

Historical Information

The following graph sets forth the historical performance of the SX5E Index from January 2, 2008 through February 29, 2016, based on the daily Closing Levels of the SX5E Index. The Closing Level of the SX5E Index on February 29, 2016 was 2,945.75. The dotted line represents the Trigger Level of 1,914.74, which is equal to 65% of the Initial Index Level of the SX5E Index.

We obtained the Closing Levels below from Bloomberg, without independent verification. Historical performance of the SX5E Index should not be taken as an indication of future performance. Future performance of the SX5E Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the SX5E Index during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performance of the SX5E Index will result in the return of any of your principal amount.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PS-15

Russell 2000® Index

The Russell 2000® Index (the “RTY Index”) was developed by Russell Investments (“Russell”) and is calculated, maintained and published by Russell. The RTY Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index (the “Russell 3000”), the RTY Index consists of approximately 2,000 of the smallest companies (based on a combination of their market capitalization and current index membership) included in the Russell 3000. For more information about the RTY Index, see “Non-Proprietary Indices—Equity Indices—Russell 2000® Index” in the accompanying index supplement.

Historical Information

The following graph sets forth the historical performance of the RTY Index from January 2, 2008 through February 29, 2016, based on the daily Closing Levels of the RTY Index. The Closing Level of the RTY Index on February 29, 2016 was 1,033.901. The dotted line represents the Trigger Level of 672.036, which is equal to 65% of the Initial Index Level of the RTY Index.

We obtained the Closing Levels below from Bloomberg, without independent verification. Currently, whereas the RTY Index sponsor publishes the official closing level of the RTY Index to six decimal places, Bloomberg reports the closing level to fewer decimal places. As a result, the closing level of the RTY Index reported by Bloomberg may be lower or higher than the official closing level of the RTY Index published by the RTY Index sponsor. Historical performance of the RTY Index should not be taken as an indication of future performance. Future performance of the RTY Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the RTY Index during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performance of the RTY Index will result in the return of any of your principal amount.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PS-16

S&P 500® Index

The S&P 500® Index (the “SPX Index”) consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the SPX Index, see “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

Historical Information

The following graph sets forth the historical performance of the SPX Index from January 2, 2008 through February 29, 2016, based on the daily Closing Levels of the SPX Index. The Closing Level of the SPX Index on February 29, 2016 was 1,932.23. The dotted line represents the Trigger Level of 1,255.95, which is equal to 65% of the Initial Index Level of the SPX Index.

We obtained the Closing Levels below from Bloomberg, without independent verification. Historical performance of the SPX Index should not be taken as an indication of future performance. Future performance of the SPX Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the SPX Index during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performance of the SPX Index will result in the return of any of your principal amount.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PS-17

Correlation of the Indices

The following graph sets forth the historical performances of the S&P 500® Index, the EURO STOXX 50® Index and the Russell 2000® Index from January 2, 2008 through February 29, 2016, based on the daily Closing Levels of the Indices. For comparison purposes, each Index has been normalized to have a closing level of 100.00 on January 2, 2008 by dividing the Closing Level of that Index on each day by the Closing Level of that Index on January 2, 2008 and multiplying by 100.00.

We obtained the Closing Levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification. Historical performance of the Indices should not be taken as an indication of future performance. Future performance of the Indices may differ significantly from historical performance, and no assurance can be given as to the Closing Levels of the Indices during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performances of the Indices will result in the return of any of your principal amount.

PAST PERFORMANCE OF THE INDICES IS NOT INDICATIVE OF FUTURE RESULTS.

The correlation of a pair of Indices represents a statistical measurement of the degree to which the returns of those Indices were similar to each other over a given period in terms of timing and direction. The correlation between a pair of Indices is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Indices are increasing together or decreasing together and the ratio of their daily returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the daily returns of that pair of Indices) and -1.0 indicating perfect negative correlation (i.e., as the value of one Index increases, the value of the other Index decreases and the ratio of their daily returns has been constant).

The closer the relationship of the returns of a pair of Indices over a given period, the more positively correlated those Indices are. The graph above illustrates the historical performance of each of the Indices relative to the other Indices over the time period shown and provides an indication of how close the relative performance of one Index has historically been to another.

The lower (or more negative) the correlation between two Indices, the less likely it is that those indices will move in the same direction and, therefore, the greater the potential for one of those Indices to close below its Trigger Level on the Final Valuation Date. This is because the less positively correlated a pair of Indices are, the greater the likelihood that at least one of the Indices will decrease in value. However, even if two Indices have a higher positive correlation, one or both of those Indices might close below its Trigger Level on the Final Valuation Date, as both of those Indices may decrease in value together.

Although the correlation of the Indices' performance may change over the term of the Notes, the Coupon Rate is determined, in part, based on the correlations of the Indices' performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Coupon Rate is generally associated with lower correlation of the Indices, which reflects a greater potential for a loss on your investment at maturity. The correlations referenced in setting the terms of the Notes are calculated using our internal models and are not derived from the returns of the Indices over the period set forth above. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

PS-18

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the initial issue price less the underwriting discount indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Securities offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 26, 2015, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 26, 2015, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 26, 2015, which has been filed as an exhibit to the report on Form 6-K referred to above.

PS-19